Exhibit 99.3

Excerpt of Statements made by Debra A. Cafaro, Chairman, President and Chief Executive Officer of Ventas, Inc.:

“Before we open the call to your questions, I’d like to discuss our purchase agreement to acquire Sunrise REIT. On January 15th, we announced a definitive agreement to acquire Sunrise REIT’s interest in 74 high-quality private pay assisted living communities in the U.S. and Canada, and the exclusive right of first offer to acquire other newly developed assets in Canada and portions of the U.S., for a total value of $1.8 billion.

Our agreement to acquire Sunrise REIT provides its Unitholders with a 45% premium over the volume weighted average trading price of their units on the Toronto Stock Exchange for the 20 trading days preceding the announcement of our transaction. We believe that the price we are paying is a full and fair one, but it is justified by the quality of the Sunrise portfolio.

Ventas has a signed, binding purchase agreement with Sunrise REIT. Our transaction is fully-financed and Ventas has entered into arrangements with Sunrise Senior Living the manager that enable us to complete the acquisition of the REIT in a timely manner.

The Ventas-Sunrise REIT transaction was the result of an extensive auction process conducted by the Sunrise REIT Independent Trustees. Health Care Property Investors, which is now seeking to displace our purchase of Sunrise REIT, was a full participant and finalist in that very thorough and complete process. At the conclusion of the auction, HCP withdrew from the process and declined to submit a final binding proposal apparently because it was unable to reach the necessary agreements with the parties. Following the unanimous recommendation of Sunrise REIT’s special committee of Independent Trustees, Sunrise REIT’s Board approved the Ventas transaction.

We understand that some of the recent developments and related legal proceedings can be somewhat confusing, and we appreciate your patience as these matters are resolved. This is not a situation we wanted. From the start, we have acted with respect for the process and the people involved, and we have played by the rules. We expect others to do the same.

The binding agreements that Ventas has entered into with Sunrise REIT and Sunrise Senior Living the manager provide us with certain rights and benefits that are entirely appropriate in a context where a full and fair auction was conducted and Ventas was selected as the winner. Ventas will continue to comply with all of its obligations under the agreements it has signed, and make its decisions for the benefit of our company and our shareholders.

As we have said, we believe Sunrise REIT and its Unitholders should have serious concerns with respect to HCP’s serial proposals, each of which seems to include a changing set of unfulfilled conditions.”